Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to CGG 2016 Stock Option Plan of our reports dated April 15, 2016, with respect to the consolidated financial statements of CGG as of and for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 and the effectiveness of internal control over financial reporting of CGG included in its Annual Report (Form 20-F) for the year ended December 31, 2015 filed with the Securities and Exchange Commission on April 15, 2016.

Paris-La Défense, France

July 29, 2016

/s/ ERNST & YOUNG & AUTRES

Pierre Jouanne	Laurent Vitse